Assets Acquisition Agreement

Party A: Chinag Ginseng Holdings. Inc (USA)
Party B: Huaxing Ginseng Industry Co, Ltd., Tunhua City, Jilin Province

Party A invested US$200,000 (55%), Party B invested RMB 1,350,000 (45%) co-founded a joint venture - Yanbian Huaxing Ginseng Industry Co. Ltd.  The registration was approved by Yanbian District Business Administration Bureau on September 6, 2003, the registered capital is RMB 3,000,000 (US$364,000).  The joint venture realized a profit estimated US$351,000 in 2004 after over a year of operation.  In order to further expand the business, Party A requested to acquire the original investment of Party B, and to become a wholly owned enterprise.

The details of this Agreement are as follows:

1. Party B agreed Party A to use the profit generated from the joint venture in 2004 to acquire Party B’s assets.

In 2004, the joint venture Yanbian Huaxng Ginseng Industry Co., Ltd realized a profit of RMB 3,516,737.82.  Based on Party A’s 55% interest, the profit share is RMB 1,943,205.80.  In 2004 the board of directors decided to give 10 to 1 stock dividends (1 RMB per share), thus RMB165,000 was deducted from the profit.  After deduction, Party A’s actual share of profit is RMB 1,769,205.80.  Party A took RMB 1,350,000 to acquire Party B’s 45% interest in Yanbian Huaxing.  The remaining profit of RMB 419,205.80 is retained in Yanbian Huaxing for future business development.

2. Method of Acquisition
Party A will transfer funds by installments from the bank account of Yanbian Huaxing to Party B’s bank account,  collectively transfer RMB 1,350,000 by the end of September 2005.  Party B will use the bank transfer documents as proof.

Party B’s Bank Account:  Huaxing Ginseng Industry Co., Ltd. Tunhua City, Jilin
                                           Province
Branch: Ermu Farmer’s Credit Union, Tunhua City
Account Number : 200110029

3. Verification of Assets transfer
After Party A acquired the investment by Party B, Party B will be cooperative with Party A to change the joint venture into a wholly owned enterprise.

4. Responsibilities of Violation
After the Agreement is signed, both parties have to abide by the Agreement, any party violating the Agreement has to indemnify the other for any loss incurred.

Four copies of the Agreement are provided.  Each party holds two copies.  The Agreement will be effective after being signed.

China Ginseng Holdings, Inc (USA)	Huaxing Ginseng Industry Co.,
With Company Seal	With Company Seal